Exhibit 99.1

UNIFY REPORTS FISCAL 2010
THIRD QUARTER FINANCIAL RESULTS

Total Revenue Increases 66% Over Q309 Company Returns to GAAP Profitability Generated Operating Cash Flow of $650,000

ROSEVILLE, Calif., – March 2, 2010 – Unify Corp. (NASDAQ: UNFY), a global provider of application development, data management, migration and content archiving solutions, today announced financial results for its fiscal third quarter 2010, ended January 31, 2010.

Fiscal 2010 Third Quarter Financial Results

The Company reported third quarter total revenues of $8.6 million, a 66% increase compared to $5.2 million in the third quarter of fiscal 2009, and a 22% increase sequentially. Included in the quarter’s total revenue was $3.2 million of AXS-One archiving revenue, which was not in the prior year period as the acquisition of AXS-One closed earlier in the fiscal year. Software licenses revenue increased to $3.4 million, a 93% increase compared to $1.7 million for the fiscal third quarter in 2009. Services revenue increased to $4.2 million, a 54% increase compared to $2.8 million in the year ago quarter. Migration solutions revenue was $1.0 million, a 45% increase compared to $718,000 in the same quarter last year.

Gross margin was 79%, compared to 89% for the third quarter of last year. Third quarter income from operations was $1.2 million, compared to income from operations of $1.3 million for the third quarter of fiscal 2009. Net income was $1.1 million or $0.10 per diluted share for the third quarter, compared to net income of $1.1 million or $0.15 per diluted share in the third quarter of fiscal 2009.

Non-GAAP net income for the quarter was $1.9 million or $0.18 per diluted share, compared to non-GAAP net income of $1.4 million or $0.20 per diluted share in the same quarter of last year. The Company achieved positive cash flow from operations of $650,000 in the third quarter.

Unify ended the third quarter with cash and cash equivalents of $2.3 million at January 31, 2010, compared to $6.1 million reported at April 30, 2009. This decrease was due primarily to the significant accounts payable and accrued expenses assumed from the AXS-One acquisition that were paid subsequent to the acquisition. The Company’s account receivables increased to $8.7 million, compared to $4.5 million as of April 30, 2009 and $5.3 million as of January 31, 2009. Deferred revenue increased to $12.0 million, compared to $5.6 million as of April 30, 2009 and $5.9 million as of January 31, 2009. The increase in account receivables and deferred revenue is primarily due to the AXS-One acquisition completed earlier in the year and specifically due to a larger percentage of maintenance contracts that renewed during the third quarter. Additionally, the Company’s migration business has a larger impact on deferred revenue due to differences between billing date and the timing of revenue recognition.

AXS-One was Unify’s fourth acquisition in the past three years, demonstrating Unify’s ability to acquire businesses and improve operating results. The Company’s acquisition strategy has generated increased total revenue and, after the initial period of integration and cost model adjustments, increased profitability and cash flow.

Fiscal 2010 Nine-Months Financial Results

Total revenue for the first nine months of fiscal 2010 was $20.2 million, a 26% increase compared to $16.0 million for the same period of the prior year. Software licenses revenue was $6.2 million, and increase of 17%, compared to $5.3 million in the first nine months of fiscal 2009. Services revenue was up 25% to $11.1 million, compared to $8.9 million in the first nine months of last year. Year-to-date revenue for migration solutions was $3.0 million up 58%, compared to $1.9 million for the same period of the prior year.

Net loss for the first nine months of fiscal 2010 was $2.6 million, or $0.27 per diluted share, compared to net income of $2.2 million, or $0.29 per diluted share in the same period last year.

Non-GAAP net income for the nine-month period was $1.2 million or $0.13 per diluted share, compared to $3.2 million, or $0.42 per diluted share, for the first nine months of last year.

Business Discussion

“All three of our business lines, tools and databases, migration and archiving, grew during the third quarter,” said Todd Wille, chief executive officer of Unify. “In our tools and database business, we added 35 new software customers and returned to generating product revenue consistent with our historical quarterly average. We attribute this increased revenue to traction for our new version of Team Developer, deals with our Russian partner closed during the quarter and modest improvements in the macroeconomic environment. We are optimistic that our core software business will remain at normal levels for the remainder of fiscal 2010.

“In our migration solutions business, our third quarter revenue results included contributions from all four of our Composer solutions. Our backlog remains strong at $3.1 million and we continue to expect to show year over year growth in bookings and revenue for fiscal 2010.

“In the archiving business, we launched Unify as a new vendor in the archiving and eDiscovery space during Lotusphere 2010. Our archive continues to be the leading email archive for the Lotus Notes messaging environment as evidenced by our customers and growing pipeline in that market. During the third quarter, we recognized the remainder of our large OEM license deal signed earlier in the year. We continued to work on new go-to-market initiatives focused on the Lotus Notes and the eDiscovery space. We also continued to rationalize our cost model with the goal to be break-even on expected maintenance and professional service revenues as stated during the acquisition discussions. In the third quarter, total costs approximated professional services and maintenance revenues and we expect even better results in the fourth quarter. We are excited and optimistic about our growth prospects for this new business.”

Reiterates FY10 Annual Earnings Guidance

Unify’s management is reiterating its guidance for fiscal 2010 of total revenue in the range of $28 million to $31 million and non-GAAP net income in the range of $3 million to $5 million.

Investor Conference Call

Unify management will host a conference call today, March 2, 2010, at 2:00 p.m. PT (5:00 p.m. ET) to review the fiscal 2010 third quarter financial results. The call can be accessed by dialing (877) 941-2069 or (480) 629-9713 for international callers and providing the company name. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.unify.com in the Investor Relations section. A replay of the call will be available approximately two hours following the end of the call through 11:59 p.m. EST on March 9, 2010 by dialing (800) 406-7325 or (303) 590-3030 for international callers and using the following passcode: 4242564#.

About Unify

Unify is an information management software company with industry-leading solutions for developing, migrating, and archiving applications and business data. Over 10,000 of the world’s most demanding companies trust Unify to help them modernize and preserve the information assets necessary to run their business. Unify is headquartered in Roseville, CA, with offices in Rutherford NJ, London, Munich, Calgary, Paris, Sao Paulo and Sydney. Visit www.unify.com, www.axsone.com or email info@unify.com.

Use of Non-GAAP Financial Information

To supplement the Company's unaudited condensed consolidated financial statements presented in accordance with GAAP, Unify uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. For more information on these non-GAAP financial measures including how they are calculated, please see the table in this release captioned "Reconciliation of GAAP to Non-GAAP" which includes a reconciliation of the GAAP results to non-GAAP results.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market and economic conditions, our ability to execute our business strategy and integrate acquired businesses, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a fiscal year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients' business and other factors detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

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UNIFY CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31,	April 30,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$2,316	$6,147
Accounts receivable, net	8,668	4,501
Prepaid expenses and other current assets	1,297	717
Total current assets	12,281	11,365

Property and equipment, net	400	472
Goodwill and intangibles, net (1)	25,888	9,145
Other assets, net	296	99
Total assets	$38,865	$21,081

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$738	$685
Current portion of long term debt	1,854	1,663
Accrued compensation and related expenses	1,647	1,178
Accrued contingent stock consideration (1)	2,732	—
Other accrued liabilities (1)	1,675	905
Deferred revenue (1)	11,958	5,617
Total current liabilities	20,604	10,048

Long term debt, net of current portion	252	837
Other long term liabilities	1,436	893

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock	10	7
Additional paid-in capital	79,418	69,941
Accumulated other comprehensive income	245	(113)
Accumulated deficit	(63,100)	(60,532)
Total stockholders’ equity	16,573	9,303
Total liabilities and stockholders’ equity	$38,865	$21,081

(1) The fair value of goodwill and intangible assets, net, accrued contingent stock consideration, deferred income tax liabilities and deferred revenue as of January 31, 2010, are provisional pending the receipt of a final valuation for the AXS-One acquisition.

UNIFY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2010	2009	2010	2009
Revenues:
Software licenses	$3,354	$1,737	$6,169	$5,286
Services	4,228	2,753	11,075	8,869
Migration solutions	1,040	718	2,976	1,881
Total revenues	8,622	5,208	20,220	16,036

Cost of Revenues:
Software licenses	140	33	229	172
Services	1,020	239	2,212	787
Migration solutions	625	315	1,414	833
Total cost of revenues	1,785	587	3,855	1,792
Gross profit	6,837	4,621	16,365	14,244

Operating Expenses:
Product development	1,749	631	4,901	2,062
Selling, general and administrative	3,878	2,712	13,822	9,434
Total operating expenses	5,627	3,343	18,723	11,496
Income (loss) from operations	1,210	1,278	(2,358)	2,748
Other income (expense), net	(92)	(40)	(87)	(206)
Income (loss) before income taxes	1,118	1,238	(2,445)	2,542
Provision for income taxes	56	153	122	341
Net income (loss)	$1,062	$1,085	$(2,567)	$2,201

Net income (loss) per share:
Basic	$0.10	$0.16	$(0.27)	$0.32
Dilutive	$0.10	$0.15	$(0.27)	$0.29

Shares used in computing net income (loss) per share:
Basic	10,123	6,981	9,536	6,981
Dilutive	10,601	7,334	9,536	7,592

UNIFY CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2010	2009	2010	2009
GAAP Net income (loss)	$1,062	$1,085	$(2,567)	$2,201

Amortization of intangible assets and warrant discount	691	190	1,886	574
Stock based compensation expenses	148	157	471	448
Acquisition related costs	-	-	1,427	-
Total adjustments to GAAP net income	839	347	3,784	1,022

Non-GAAP net income	$1,901	$1,432	$1,217	$3,223

Non-GAAP diluted earnings per share	$0.18	$0.20	$0.13	$0.42